SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO
SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940; and in connection with such notification of registration submits the following information:

Name: Stone Ridge Trust II

Address of Principal Business Office:

405 Lexington Ave, 55th Floor
New York, NY 10174
Telephone Number:  212-257-4750

Name and address of agent for service of process:

Jane Korach
Stone Ridge Trust II
405 Lexington Ave, 55th Floor
New York, NY 10174
Telephone Number:  212-257-4750

With copies to:

Michael S. Caccese
Clair E. Pagnano
K&L gates LLP
One Lincoln Street
Boston, Massachusetts 02111-2950

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:   YES [X]   NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 18th day of July, 2013.

Stone Ridge Trust II

By: /s/ Ross Stevens
Name: Ross Stevens
Title:  President

Attest:    /s/ Jane Korach
Name: Jane Korach
Title: Secretary